Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sally Holdings, Inc.:

We consent to the use of our report dated February 24, 2006, except as to note 15, which is as of July 14, 2006, included in (i) Amendment No. 3 to the Registration Statement on Form S-4 of New Sally Holdings, Inc. to be filed on or about October 10, 2006 and (ii) Amendment No. 3 to the Registration Statement on Form 10 of New Aristotle Holdings, Inc. to be filed on or about October 10, 2006, with respect to the consolidated balance sheets of Sally Holdings, Inc. and subsidiaries (a wholly-owned subsidiary of Alberto-Culver Company) as of September 30, 2005 and 2004, and the related consolidated statements of earnings, cash flows, and stockholder’s equity for each of the years in the three-year period ended September 30, 2005, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the proxy statement/prospectus-information statement.

/s/ KPMG LLP

Dallas, Texas

October 10, 2006